Exhibit 99.2

SAEXPLORATION HOLDINGS, INC.

Recent Developments

New Safety Record. We recently surpassed 25 million exposure hours, or 670 consecutive days, of successful operations without incurring a single lost-time injury incident, a new record according to the records maintained by SAE International, a global association of engineers and related technical experts.

New Contract Awards. On June 16, 2014, we announced four new project awards, with one in Alaska and three in South America, collectively valued at $74 million. The one project in Alaska is with a major oil and gas producer who is a long-standing customer and will focus on the North Slope region during the 2015 winter season. Further, this new project award, in addition to the previously disclosed North Slope project award for 2015 announced by us in the fourth quarter of 2013, represents approximately $56 million of contracted North Slope projects slated to be performed by us during 2015. We anticipate that the three new projects in South America will take place during the third and fourth quarters of 2014.

New Planned Capital Expenditures. We intend to purchase approximately $30.0 million of specialized seismic data acquisition equipment for use in connection with our contracted projects on the North Slope during the 2015 winter season. We expect that we will have a full return of our capital on that investment in approximately two years.

Backlog Update. On June 13, 2014, our contracted backlog was $283 million, with projects secured through 2015. This backlog figure is inclusive of the four new project awards, collectively valued at $74 million, described above. Approximately 55% and 45% of the current backlog represents contracted projects in South America and Alaska, respectively. We anticipate approximately 65% of the backlog to be realized during the remainder of 2014 and approximately 35% during 2015. However, our contract backlog and the approximate estimations of realization from the backlog can be impacted by a number of factors, including customer delays or cancellations, permitting or project delays and environmental conditions. We continue to actively pursue a number of large projects that will, if awarded, supplement our current backlog as the year progresses. While we have no assurance that we will be awarded these contracts, as of June 13, 2014, we had active bids for new contract awards of approximately $388 million.